Exhibit 99.2

57TH STREET GENERAL ACQUISITION CORP. COMPLETES INITIAL PUBLIC OFFERING

May 25, 2010 – New York, NY – 57th Street General Acquisition Corp. (OTCBB: SQTCU) (the “Company”) announced today it has closed its initial public offering (“IPO”) of 5,000,000 units.  The units were sold at an offering price of $10.00 per unit.  Each unit issued in the IPO consists of one share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock.  Prior to the effectiveness of the IPO, the Company consummated a private placement of 3,700,000 warrants at $0.50 per warrant to 57th Street GAC Holdings LLC, a limited liability company controlled by the Company’s officers, directors and advisors, and the underwriters of the Company’s IPO.  The warrants sold in the private placement are substantially similar to those underlying the units sold in the IPO.  The IPO and the private placement generated gross proceeds in an aggregate amount of $51,850,000 to the Company.  Morgan Joseph & Co. Inc. acted as the representative of the underwriters of the IPO.  Ellenoff Grossman & Schole LLP acted as counsel to 57th Street General Acquisition Corp. and McDermott Will & Emery LLP acted as counsel to the underwriters’ representative.

57th Street General Acquisition Corp. is a blank check company recently incorporated for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets that it has not yet identified.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on May 19, 2010.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.  A copy of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020, Telephone: (212) 218-3700.

Company Contact:
Mark D. Klein
CEO
(212) 409-2434